UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.  )
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BLACKBOARD INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[Blackboard Inc. Letterhead]
June 5, 2007
Mr. Talon Torressen
Fidelity Investments
One Spartan Way TS1E
Merrimack, NH 03054

RE:	Blackboard Inc. — Recommendation to the Board of Directors on Changes to the 2004 Amended and Restated Stock Option Plan
Dear Mr. Torressen:
Per our conversation regarding Fidelity’s Proxy Voting Guidelines, senior management of Blackboard Inc. (the “Company”) agrees to recommend to the Board of Directors (the “Board”) of the Company the following changes to our 2004 Amended and Restated Stock Option Plan (the “Plan”) prior to the end of the current fiscal year:
1.	Section 3 of the Plan, entitled “Administration and Delegation” shall be amended to provide that all discretionary grants to non-employee (independent) directors be administered by a committee of independent Directors of the Board within the meaning of the applicable Nasdaq regulations.

2.	Section 7(d)(2) of the Plan, entitled “Restricted Stock, Restricted Stock Units — Limitations on Vesting” shall be amended to eliminate the Board’s power to waive restrictions or accelerate the time at which any restrictions may lapse except in the cases of death, disability or retirement of the Participant or a merger, consolidation, sale, reorganization, recapitalization, or a change in control of the Company.

3.	Section 10(h) of the Plan, entitled “General Provisions Applicable to Awards — Acceleration” shall be amended to limit the Board’s power to accelerate the time at which any restrictions may lapse except in the cases of death, disability or retirement of the Participant or a merger, consolidation, sale, reorganization, recapitalization, or a change in control of the Company.
The above management recommendations would be made following conversations with Fidelity in order to obtain Fidelity’s support for the Plan at the Company’s upcoming Annual Meeting of the Stockholders on June 7, 2007. We appreciate your support as a stockholder of Blackboard Inc.
Sincerely,
Michael Chasen
CEO & President
Blackboard Inc.

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